Exhibit 10.2

This Relocation Expenses Agreement (the “Agreement”) is entered into by and between Advanced Micro Devices, Inc. (“AMD”) and Thomas Seifert (“Employee”) (collectively, the “Parties”).

1.	Relocation Expenses. AMD agrees to provide Employee, and/or designated third parties on behalf of Employee, certain expenses associated with Employee’s relocation in connection with Employee’s AMD employment (“Relocation Expenses”). Relocation Expenses shall include only those expenses authorized and described in the enclosed Relocation Guidelines, and/or other expenses related to Employee’s relocation that are pre-approved in writing by AMD’s CEO. Employee’s estimated relocation expenses are $161,000. Actual Relocation Expenses may be greater or less, and the terms of this Agreement apply only to the amount actually incurred by or paid to Employee.

2.	Repayment of Relocation Expenses. Employee agrees to repay to AMD all or a prorated amount of the Relocation Expenses, according to the following terms:

(a)	Repayment Due to Termination of Employment. If Employee’s employment with AMD terminates less than 13 full months after the effective date of Employee’s hire or transfer, Employee agrees to repay one hundred percent (100%) of the Relocation Expenses paid by AMD. If Employee’s employment with AMD terminates at least 13 full months after the effective date of Employee’s hire or transfer, but less than 24 full months after the effective date of Employee’s hire or transfer, Employee agrees to repay the full amount of the Relocation Expenses paid by AMD, less eight point thirty-three percent (8.33%) for each full month of employment completed after the twelfth month of employment. Employee agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment. Employee further agrees that Employee will repay Relocation Expenses by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)	Repayment Forgiveness. AMD agrees to forgive any repayment due AMD under this Agreement where AMD terminates Employee’s employment due to a company- or department-wide reduction-in-force. AMD may also, in its sole discretion, forgive any repayment due AMD under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Employee’s voluntary termination of his/her employment, or AMD’s termination of Employee’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due AMD under this Agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.	Consent to Offset. Employee agrees that any repayment due AMD under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from AMD at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.	Acknowledgements and Integration. Employee understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Employee further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from AMD. Employee also understands and acknowledges that this Agreement is the entire agreement between him/her and AMD with respect to this subject matter, and Employee acknowledges that AMD has not made any other statements, promises or commitments of any kind (written or oral) to cause Employee to agree to the terms of this Agreement.

6.	Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

EMPLOYEE		ADVANCED MICRO DEVICES, INC.

Signature:	/S/ THOMAS SEIFERT	By:	Jeff Vise

Printed Name:	THOMAS SEIFERT	Title:	Global Talent Acquisition Leader

Date:	09/03/09	Date:	9/1/09